Exhibit 99.1

Media:	Toni Beck
(713) 627-5720
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf (713) 627-4600

Date:	June 27, 2008

Spectra Energy Announces Chief Executive Officer Succession Plan

Greg Ebel to Succeed Fred Fowler Effective January 1, 2009

HOUSTON — The Board of Directors of Spectra Energy today announced that Greg Ebel, currently Spectra Energy’s Chief Financial Officer (CFO), has been selected to succeed Fred Fowler as President and Chief Executive Officer upon Fowler’s retirement at the end of 2008.

Ebel has also been elected to Spectra Energy’s Board of Directors effective immediately.

Paul Anderson, Chairman of the Board of Directors said, “Some time ago, Fred advised the Board of his intention to retire at the end of this year. We are announcing his successor at this time to allow for a smooth transition and to allow Greg the opportunity to develop the company’s 2009 budget and underlying strategy for 2009 and beyond that he will be responsible for delivering. Fred will continue to be responsible for delivering the company’s 2008 commitments.”

“When Spectra Energy was launched in early 2007, it was Fred’s intention to focus his leadership efforts in three main areas: successfully launching the new company,

developing a strategy to deliver long-term value and growth for shareholders, and developing his successor,” continued Anderson. “He has done an outstanding job in achieving the first two objectives and will complete the third objective through a smooth transition.”

“I have had a tremendously rewarding career and feel the time is right to begin the transition to the next generation of leadership,” said Fowler. “Greg has the talent and background necessary to drive Spectra Energy to the next level and I am looking forward to seeing all he will accomplish.”

“Effective immediately, I will be setting up an office of the CEO that will consist of Greg and me which will be responsible for coordinating matters related to the transition,” continued Fowler.

“I am honored to be taking the reigns from someone who has done so much for this company and this industry, “said Ebel. “I am looking forward to building on the solid foundation Fred has put in place and ensuring that we are the company best positioned to meet the growing energy infrastructure needs of North America.”

Prior to his current role as CFO for Spectra Energy, Ebel served as president of Union Gas Ltd, Spectra Energy’s Canadian natural gas distribution company. He has broad experience in both the finance and energy sectors. He served as Duke Energy’s vice president of investor and shareholder relations from 2002 to 2005 and prior to that, was managing director of mergers and acquisitions. From 1998 to 2002 he was vice president of strategic development for Westcoast Energy. He has also held senior roles at the World Bank in Washington DC and in the Canadian federal government. Ebel received a bachelor of arts degree from York University, Toronto, Ontario and is a graduate of the advanced management program at the Harvard Business School.

A FORTUNE 500 company, Spectra Energy Corp (NYSE: SE) is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 18,000 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, the largest natural gas gatherer and processor in the United States. For more information, visit www.spectraenergy.com.

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